                                                   OMB APPROVAL
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D-A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.1)(1)


                        DIGITAL GENERATION SYSTEMS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  253921 10 0
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                 Paul W. Emery
                        DIGITAL GENERATION SYSTEMS, INC.
                         875 Battery Street, 2nd Floor
                            San Francisco, CA 94111
                                 (415) 276-6600
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
              Authorized to Receive Notices and Communications)


                                January 19, 1998
--------------------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

         Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                     PAGE 2 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            SIERRA VENTURES IV, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          1,939,792
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          1,939,792
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            1,939,792
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,939,792
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      16.1%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                     PAGE 3 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            SIERRA VENTURES IV INTERNATIONAL, A DELAWARE LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          77,672
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          77,672
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            77,672
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      77,672
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.6%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                     PAGE 4 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            CORAL PARTNERS II, A LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          1,259,633
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          1,259,633
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            1,259,633
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,259,633
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      10.4%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                     PAGE 5 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            KLEINER PERKINS CAUFIELD & BYERS VI, L.P.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          1,167,592
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          1,167,592
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            1,167,592
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,167,592
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      9.7%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                     PAGE 6 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            MAYFIELD VII, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          973,301
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          973,301
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            973,301
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      973,301
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      8.1%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                     PAGE 7 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            MAYFIELD ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          0
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          0
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            0
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                     PAGE 8 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            VENTURE FUND I, L.P.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          894,342
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          894,342
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            894,342
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      894,342
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      7.4%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                     PAGE 9 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            THE CROWN TRUST
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          256,825
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          256,825
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            256,825
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      256,825
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.1%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                    PAGE 10 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             CROWN ASSOCIATES III, LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          207,770
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          207,770
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            207,770
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      207,770
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.7%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                    PAGE 11 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            GLYNN VENTURES III
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          89,166
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          89,166
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            89,166
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      89,166
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.7%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                    PAGE 12 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            GLYNN EMERGING OPPORTUNITY FUND
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          77,500
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          77,500
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            77,500
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      77,500
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.6%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                    PAGE 13 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            CROWN-GLYNN ASSOCIATES, LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          100,605
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          100,605
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            100,605
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      100,605
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.8%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                    PAGE 14 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            MCMORGAN FUND II
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          51,400
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          51,400
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            51,400
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      51,400
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.4%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.     253921 10 0                                    PAGE 15 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            GLYNN BUCKLEY INVESTMENTS
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          27,700
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          27,700
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            27,700
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      27,700
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.2%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                    PAGE 16 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            GLYNN INVESTMENTS L.P.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          24,000
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          24,000
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            24,000
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      24,000
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.2%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                    PAGE 17 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            HENRY DONALDSON
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          495,825
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          495,825
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            495,825
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      495,825
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.1%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                    PAGE 18 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            KENNETH CHENG
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          48,600
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          48,600
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            48,600
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      48,600
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.4%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.     253921 10 0                                    PAGE 19 OF 45 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            THOMAS P. SHANAHAN
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  SOURCE OF FUNDS*
            NOT APPLICABLE-VOTING AGREEMENT TERMINATION
--------------------------------------------------------------------------------
   5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]
--------------------------------------------------------------------------------
   6  CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER
                          21,000
     NUMBER OF        ----------------------------------------------------------
       SHARES         8   SHARED VOTING POWER
    BENEFICIALLY          21,000
      OWNED BY        ----------------------------------------------------------
        EACH          9   SOLE DISPOSITIVE POWER
     REPORTING            21,000
       PERSON         ----------------------------------------------------------
        WITH          10  SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      21,000
--------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.2%
--------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON*
      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             PAGE 20 OF 45 PAGES

ITEM 1. SECURITY AND ISSUER.

        No change.

                                                             PAGE 21 OF 45 PAGES



ITEM 2. IDENTITY AND BACKGROUND.

        No change.

                                                             PAGE 22 OF 45 PAGES



ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

        No change.

                                                             PAGE 23 OF 45 PAGES



ITEM 4. PURPOSE OF TRANSACTION.

        Item 4 is amended to add the following paragraph:

        The Issuer completed the second closing under the Purchase Agreement on August 25-26, 1997. Accordingly, the members of the Reporting Group have agreed to terminate the Voting Agreement thereby dissolving the Reporting Group.

                                                             PAGE 24 OF 45 PAGES



ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

        (a)


                                                          EQUITY SECURITIES
NAME                                                    BENEFICIALLY OWNED (#)
----                                                    ----------------------
Sierra Ventures IV                                             1,939,792
Sierra Ventures IV International                                  77,672
Coral Partners II                                              1,259,633
Kleiner Perkins Caufield & Byers VI, L.P.                      1,167,592
Mayfield VII                                                     973,301
Mayfield Associates Fund II                                            0
Venture Fund I, L.P.                                             894,342
The Crown Trust                                                  256,825
Crown Associates III                                             207,770
Glynn Ventures III                                                89,166
Glynn Emerging Opportunity Fund                                   77,500
Crown - Glynn Associates                                         100,605
McMorgan Fund II                                                  51,400
Glynn Buckley Investments                                         27,700
Glynn Investment L.P.                                             24,000
Henry W. Donaldson                                               495,825
Kenneth K. Cheng                                                  48,600
Thomas P. Shanahan                                                21,000
Reporting Group                                                7,712,723

                                                             PAGE 25 OF 45 PAGES



      (b) Item 5(b) is amended to read as follows:

        See the responses to Items 7-11 and 13, inclusive, set forth on the cover pages hereto, for information with respect to each member of the Reporting Group regarding the number of Equity Securities of the Issuer to which this Schedule 13D relates as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition.

        With respect to the responses to Item 8 set forth on the cover pages hereto, the members of the Reporting Group have assumed that each member has sole power to vote the Equity Securities of the Issuer directly owned by such member.

      (c) No change.

      (d) No change.

      (e) No change.

                                                             PAGE 26 OF 45 PAGES



ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        Item 6 is amended to add the following paragraph:

        On January 19, 1998, the members of the Reporting Group entered into an agreement to terminate the Voting Agreement thereby dissolving the Reporting Group.

                                                             PAGE 27 OF 45 PAGES



ITEM 7. EXHIBITS.

        (1) Voting Agreement, dated as of July 23, 1997, by and among the parties listed on Exhibit A thereto.*

        (2) Joint Filing Agreement, dated as of July 31, 1997, by and among the parties listed on Exhibit A thereto.*

        (3) Termination and Joint Filing Agreement, dated as of January 19, 1998, by and among the parties listed on Exhibit A thereto.


----------
* Previously filed as an exhibit to the Schedule 13D filed by the Reporting Group on July 31, 1997.

                                                             PAGE 28 OF 45 PAGES




                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       SIERRA VENTURES IV,
                                       a California Limited Partnership



                                       By: /s/ JEFFREY M. DRAZAN
                                           ------------------------------
                                           Name:      Jeffrey M. Drazan
                                           Title:     Authorized Signatory

                                                             PAGE 29 OF 45 PAGES


                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       SIERRA VENTURES IV INTERNATIONAL,
                                       a Delaware Limited Partnership



                                       By: /s/ JEFFREY M. DRAZAN
                                           ------------------------------
                                           Name:      Jeffrey M. Drazan
                                           Title:     Authorized Signatory

                                                             PAGE 30 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       CORAL PARTNERS II,
                                       a limited partnership


                                       By: /s/ YUVAL ALMOG
                                           ----------------------------------
                                           Name:      Yuval Almog
                                           Title:     General Partner

                                                             PAGE 31 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       KLEINER PERKINS CAUFIELD & BYERS VI, L.P.



                                       By: /s/ KEVIN R. COMPTON
                                           ------------------------------------
                                           Name:      Kevin R. Compton
                                           Title:     General Partner

                                                             PAGE 32 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       MAYFIELD VII,
                                       a California Limited Partnership


                                       By: Mayfield VII Management Partners,
                                           A California Limited Partnership
                                           Its General Partner


                                       By: /s/ GEORGE A. PAVLOV
                                           ------------------------------------
                                           Name:      George A. Pavlov
                                           Title:     Authorized Signatory

                                                             PAGE 33 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       MAYFIELD ASSOCIATES FUND II,
                                       a California Limited Partnership



                                       By: /s/ GEORGE A. PAVLOV
                                           ------------------------------------
                                           Name:      George A. Pavlov
                                           Title:     Authorized Signatory

                                                             PAGE 34 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       VENTURE FUND I, L.P.



                                       By: /s/ NEIL DOUGLAS
                                          -------------------------------------
                                          Name:      Neil Douglas
                                          Title:     General Partner

                                                             PAGE 35 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       THE CROWN TRUST



                                       By: /s/ JOHN W. GLYNN, JR.
                                           ------------------------------------
                                           Name:      John W. Glynn, Jr.
                                           Title:     Authorized Signatory

                                                             PAGE 36 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       CROWN ASSOCIATES III,
                                       Limited Partnership



                                       By: /s/ JOHN W. GLYNN, JR.
                                          -------------------------------------
                                          Name:      John W. Glynn, Jr.
                                          Title:     Authorized Signatory

                                                             PAGE 37 OF 45 PAGES


                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       GLYNN VENTURES III



                                       By: /s/ JOHN W. GLYNN, JR.
                                           ------------------------------------
                                           Name:      John W. Glynn, Jr.
                                           Title:     Authorized Signatory

                                                             PAGE 38 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       GLYNN EMERGING OPPORTUNITY FUND



                                       By: /s/ JOHN W. GLYNN, JR.
                                           ------------------------------------
                                           Name:      John W. Glynn, Jr.
                                           Title:     Authorized Signatory

                                                             PAGE 39 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       CROWN-GLYNN ASSOCIATES,
                                       Limited Partnership



                                       By: /s/ JOHN W. GLYNN, JR.
                                           ------------------------------------
                                           Name:      John W. Glynn, Jr.
                                           Title:     Authorized Signatory

                                                             PAGE 40 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       MCMORGAN FUND II



                                       By: /s/ JOHN W. GLYNN, JR.
                                           ------------------------------------
                                           Name:      John W. Glynn, Jr.
                                           Title:     Authorized Signatory

                                                             PAGE 41 OF 45 PAGES


                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       GLYNN BUCKLEY INVESTMENTS



                                       By: /s/ JOHN W. GLYNN, JR.
                                           ------------------------------------
                                           Name:      John W. Glynn, Jr.
                                           Title:     Authorized Signatory

                                                             PAGE 42 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998                       GLYNN INVESTMENT L.P.



                                       By: /s/ JOHN W. GLYNN, JR.
                                           ------------------------------------
                                           Name:      John W. Glynn, Jr.
                                           Title:     Authorized Signatory

                                                             PAGE 43 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998


                                       By: /s/ HENRY W. DONALDSON
                                          -------------------------------------
                                          Name:      Henry W. Donaldson

                                                             PAGE 44 OF 45 PAGES

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998



                                       By: /s/ KENNETH K. CHENG
                                           ------------------------------------
                                           Name:      Kenneth K. Cheng

                                                             PAGE 45 OF 45 PAGES



                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


January 19, 1998


                                       By: /s/ THOMAS P. SHANAHAN
                                          -------------------------------------
                                          Name:      Thomas P. Shanahan

                     TERMINATION AND JOINT FILING AGREEMENT

           THIS TERMINATION AND JOINT FILING AGREEMENT (this "Agreement") is entered into as of January 19, 1998, by and among the parties set forth on the schedule attached hereto as Exhibit A (the "Filing Parties").

                                   WITNESSETH

           WHEREAS, the Filing Parties entered into that certain Voting Agreement, dated as of July 23, 1997 (the "Voting Agreement"), pursuant to which the Filing Parties agreed to vote their shares of capital stock of Digital Generation Systems, Inc., a California Corporation (the "Company") in favor of the issuance by the Company of additional shares of its Series A Convertible Preferred Stock at a second closing under that certain Preferred Stock Purchase Agreement, dated as of July 14, 1997, as amended on July 23, 1997.

           WHEREAS, pursuant to Section 13(d) of the Securities Act of 1933, as amended (the "Securities Act"), the Filing Parties filed a Schedule 13D with the Securities and Exchange Commission (the "Commission") in connection with the execution and delivery of the Voting Agreement to report the "acquisition" by the Filing Parties as a group (the "Filing Group") of more than five percent of the equity securities of the Company.

           WHEREAS, the Filing Parties desire to terminate the Voting Agreement and file a Schedule 13D with the Commission to report the dissolution of the Filing Group.

           WHEREAS, pursuant to the requirements of Rule 13d-1(f) promulgated by the Commission under the Securities Act, the Filing Parties desire to enter into this Agreement to evidence their agreement to jointly file a Schedule 13D with the Commission to fulfill their obligations under Section 13(d) of the Securities Act with respect to the termination of the Voting Agreement and the dissolution of the Filing Group.

                                    AGREEMENT

           NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, the mutual benefits to be gained by the performance of such covenants agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

           1. The Filing Parties hereby agree that the Voting Agreement shall be terminated and of no further force and effect upon the execution and delivery of this Agreement by all of the Filing Parties.

           2. The Filing Parties hereby agree to cooperate in the preparation and filing with the Commission of a Schedule 13D to jointly report the dissolution of the Filing Group as evidenced by the execution and delivery of the Voting Agreement.

           3. The Filing Parties hereby agree to permit the attachment of this Agreement as an exhibit to the Schedule 13D referred to in Section 2 hereof to evidence the agreement of such Filing Parties that such Schedule 13D is being filed on behalf of all of the Filing Parties.

           IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first above written.


                                       SIERRA VENTURES IV,
                                       a California Limited Partnership



                                       By:
                                          -------------------------------------
                                          Name:     Jeffrey M. Drazan
                                          Title:    Authorized Signatory


                                       SIERRA VENTURES IV INTERNATIONAL,
                                       a Delaware Limited Partnership



                                       By:
                                          -------------------------------------
                                          Name:     Jeffrey M. Drazan
                                          Title:    Authorized Signatory


                                       CORAL PARTNERS II,
                                       a limited partnership


                                       By:
                                          -------------------------------------
                                          Name:     Yuval Almog
                                          Title:    General Partner


                                       KLEINER PERKINS CAUFIELD &
                                       BYERS VI, L.P.


                                       By:
                                          -------------------------------------
                                          Name:     Kevin R. Compton
                                          Title:    General Partner

                                       MAYFIELD VII,
                                       a California Limited Partnership

                                       By:  Mayfield VII Management Partners,
                                            A California Limited Partnership
                                            Its General Partner

                                       By:
                                           -------------------------------------
                                           Name:     George A. Pavlov
                                           Title:    Authorized Signatory


                                       MAYFIELD ASSOCIATES FUND II,
                                       a California Limited Partnership


                                       By:
                                           ------------------------------------
                                           Name:     George A. Pavlov
                                           Title:    Authorized Signatory


                                       VENTURE FUND I, L.P.


                                       By:
                                           ------------------------------------
                                           Name:     Neil Douglas
                                           Title:    General Partner


                                       THE CROWN TRUST


                                       By:
                                           ------------------------------------
                                           Name:     John W. Glynn, Jr.
                                           Title:    Authorized Signatory

                                       CROWN ASSOCIATES III,
                                       Limited Partnership


                                       By:
                                           ------------------------------------
                                           Name:     John W. Glynn, Jr.
                                           Title:    Authorized Signatory

                                       GLYNN VENTURES III


                                       By:
                                          -------------------------------------
                                          Name:     John W. Glynn, Jr.
                                          Title:    Authorized Signatory


                                       GLYNN EMERGING OPPORTUNITY FUND


                                       By:
                                          -------------------------------------
                                          Name:     John W. Glynn, Jr.
                                          Title:    Authorized Signatory


                                       CROWN-GLYNN ASSOCIATES,
                                       Limited Partnership


                                       By:
                                          -------------------------------------
                                          Name:     John W. Glynn, Jr.
                                          Title:    Authorized Signatory


                                       MCMORGAN FUND II


                                       By:
                                          -------------------------------------
                                          Name:     John W. Glynn, Jr.
                                          Title:    Authorized Signatory


                                       GLYNN BUCKLEY INVESTMENTS


                                       By:
                                          -------------------------------------
                                          Name:     John W. Glynn, Jr.
                                          Title:    Authorized Signatory

                                       GLYNN INVESTMENT L.P.


                                       By:
                                          -------------------------------------
                                          Name:     John W. Glynn, Jr.
                                          Title:    Authorized Signatory


                                       By:
                                          -------------------------------------
                                           Name:     Henry W. Donaldson


                                       By:
                                          -------------------------------------
                                          Name:     Kenneth K. Cheng


                                       By:
                                          -------------------------------------
                                          Name:     Thomas P. Shanahan

                                    EXHIBIT A

                               SCHEDULE OF PARTIES


Sierra Ventures IV
Sierra Ventures IV International
Coral Partners II
Kleiner Perkins Caufield & Byers VI, L.P.
Mayfield VII
Mayfield Associates Fund II
Venture Fund I, L.P.
The Crown Trust
Crown Associates III
Glynn Ventures III
Glynn Emerging Opportunity Fund
Crown - Glynn Associates
McMorgan Fund II
Glynn Buckley Investments
Glynn Investment L.P.
Henry W. Donaldson
Kenneth K. Cheng
Thomas P. Shanahan